EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Implant Sciences Corporation for the registration of its common stock and to the incorporation by reference therein of our report dated September 7, 2001 (except for the fifth paragraph of Note 8, as to which the date is October 12, 2001), with respect to the financial statements of Implant Sciences Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2001, filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP


Boston, Massachusetts
January 15, 2002


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